Exhibit 99.1

1400 Union Meeting Road P.O. Box 3053 Blue Bell, PA 19422-0858 Telephone (215) 619-2700 Fax (215) 619-7840

May 20, 2010

To:	Members of the Board of Directors and Executive Officers of C&D Technologies, Inc. (the “Company”)

Re:	Notice of Blackout Period Under Section 306(a) of the Sarbanes-Oxley Act of 2002 (the “Act”)

You are receiving this notice to advise you that your ability to trade securities of the Company will be significantly restricted during a blackout period scheduled to begin at 4:00 p.m., local time, on June 23, 2010 and to end during the week of June 27, 2010. You will receive a follow up notice informing you when the blackout period has ended.

The blackout period is necessitated by proposed conversion the C&D Tech Stock Fund (the “Unitized Fund”) held in the C&D Technologies Savings Plan (the “Plan”) into C&D Tech Stock, a real-time traded stock fund (“RTT Fund”). During the blackout period, participants in the Plan will be unable to effect certain transactions with respect to the Unitized Fund under Plan accounts, including moving assets from the Unitized Fund to another fund prior to the reallocation to the RTT Fund.

Under Section 306(a) of the Act and Rule 101(a) of Regulation BTR of the Securities and Exchange Commission, you may not purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of the Company’s common stock or other equity securities of the Company, including the exercise of stock options and derivative transactions.

Certain types of transactions continue to be permitted during the blackout period, including routine purchases of shares of the Company’s common stock under the Plan and other exceptions to the restrictions described above. For more information about these exceptions, or if you have any other questions about this notice, please contact James D. Dee, Vice President, General Counsel, Secretary and Chief Administrative Officer, C&D Technologies, Inc., 1400 Union Meeting Road, Blue Bell, PA 19422; telephone: (215) 619-2700.

Sincerely,

James D. Dee
Senior Vice President, General Counsel
Secretary and Chief Administrative Officer